EX-28.d.4.r.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND BLACKROCK INVESTMENT MANAGEMENT, LLC

Effective September 13, 2018*

As amended January 1, 2021

Funds of the Trust	Subadvisory Fees
Nationwide Multi-Cap Portfolio	0.0475% on Subadviser Assets up to $500 million; and 0.045% on Subadviser Assets of $500 million and more

Nationwide Bond Portfolio	0.08% on Subadviser Assets up to $500 million; 0.07% on Subadviser Assets $500 million and more but less than $1 billion; and 0.06% on Subadviser Assets of $1 billion and more

*	As approved at the Board of Trustees Meeting held on September 15-16, 2020.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	CIO

ADVISER NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	CIO

SUBADVISER BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Melissa Buccilli
Name:	Melissa Buccilli
Title:	Director